UNITED STATES

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CA, Inc.

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of CA, Inc. (“CA”) by Broadcom Inc. (“Broadcom”), a Delaware corporation, and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Broadcom (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated July 11, 2018, by and among CA, Broadcom and Merger Sub:

Press Release, first used or made available on August 6, 2018

CA Technologies Reports First Quarter Fiscal Year 2019 Results

•	First Quarter Revenue of $938 Million Under ASC 606 and $1,052 Million Under ASC 605

•	First Quarter GAAP EPS of $0.40 Under ASC 606 and $0.62 Under ASC 605

•	First Quarter Non-GAAP EPS of $0.54 Under ASC 606 and $0.76 Under ASC 605

•	First Quarter Cash Flow From Operations of $262 Million

NEW YORK, August 6, 2018—CA Technologies (NASDAQ:CA) today reported financial results for its first quarter fiscal 2019, which ended June 30, 2018.

As of April 1, 2018, CA Technologies adopted Accounting Standard Codification 606 (ASC 606) using the modified retrospective method. First quarter fiscal 2019 financial results are presented under ASC 606 and under ASC 605 for comparison to prior periods.

On July 11, 2018, CA Technologies entered into a definitive agreement to be acquired by Broadcom, Inc. Due to the pending acquisition, CA Technologies will not host a conference call to discuss its first quarter results.

FINANCIAL OVERVIEW

	First Quarter FY19 vs. FY18
(dollars in millions, except share data)	FY19	FY19	FY18	% Change	% Change CC*
	ASC 606	ASC 605	ASC 605	ASC 605	ASC 605
Revenue	$938	$1,052	$1,025	3%	1%
GAAP Net Income	$166	$261	$178	47%	33%
Non-GAAP Net Income*	$229	$320	$256	25%	21%
GAAP Diluted EPS	$0.40	$0.62	$0.42	48%	33%
Non-GAAP Diluted EPS*	$0.54	$0.76	$0.61	25%	20%
Cash Flow provided by Operations	$262	$262	$298	(12)%	(12)%

*

Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in “Non-GAAP Financial Measures” below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

	First Quarter FY19 vs. FY18
(dollars in millions)	FY19	% of Total	FY19	% of Total	FY18	% of Total	% Change	% Change CC*
	ASC 606	ASC 606	ASC 605	ASC 605	ASC 605	ASC 605	ASC 605	ASC 605
North America Revenue	$600	64%	$697	66%	$690	67%	1%	1%
International Revenue	$338	36%	$355	34%	$335	33%	6%	1%
Total Revenue	$938		$1,052		$1,025		3%	1%

*

CC or Constant Currency is a non-GAAP financial measure, as noted in “Non-GAAP Financial Measures” below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

•	Total bookings for the first quarter of fiscal 2019 were $778 million.

EXPENSES, MARGIN AND EARNINGS PER SHARE

	First Quarter FY19 vs. FY18
(dollars in millions)	FY19	FY19	FY18	% Change	% Change CC**
GAAP	ASC 606	ASC 605	ASC 605	ASC 605	ASC 605
Operating Expenses Before Interest and Income Taxes	$836	$833	$762	9%	10%
Operating Income Before Interest and Income Taxes	$102	$219	$263	(17)%	(24)%
Diluted EPS	$0.40	$0.62	$0.42	48%	33%
Operating Margin	11%	21%	26%
Effective Tax Rate	(102.4)%	(31.2)%	25.2%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$625	$622	$642	(3)%	(4)%
Operating Income Before Interest and Income Taxes	$313	$430	$383	12%	9%
Diluted EPS	$0.54	$0.76	$0.61	25%	20%
Operating Margin	33%	41%	37%
Effective Tax Rate	21.8%	22.0%	28.5%

*

Refer to the discussion of Non-GAAP financial measures included in this news release and the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures included in the tables following this news release.

**

CC or Constant Currency is a non-GAAP financial measure, as noted in “Non-GAAP Financial Measures” below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

•

GAAP income tax benefit included a net $98 million tax benefit relating to changes in the provisional amounts for the US Tax Cuts and Jobs Act, enacted on December 22, 2017 (“US Tax Reform”). GAAP EPS was positively impacted by $0.23 from this US Tax Reform adjustment. Non-GAAP income tax expense excluded the aforementioned tax benefit relating to US Tax Reform.

SELECTED HIGHLIGHTS FROM THE QUARTER

•	CA Technologies was named a Leader in the Gartner Magic Quadrant for Project Portfolio Management for the second consecutive year. (1)(5)

•	CA Technologies was named a Leader in the Gartner Magic Quadrant for Full Life Cycle API Management for the sixth consecutive time. (2)(3)(5)

•	CA Technologies was named a Leader in the Gartner Magic Quadrant for Enterprise Agile Planning Tools. (4)(5)

SEGMENT INFORMATION

	First Quarter FY19 vs. FY18
	Revenue		% Change	% Change CC**	Operating Margin
(dollars in millions)	FY19*	FY18			FY19*	FY18
Mainframe Solutions	$553	$536	3%	1%	67%	65%
Enterprise Solutions	$425	$414	3%	1%	14%	8%
Services	$74	$75	(1)%	(3)%	0%	1%

*

The manner in which the Company measures and recognizes revenues for segment reporting was not revised upon adoption of Topic 606. For segment reporting purposes, the Company follows its previous Topic 605 policies, which recognizes software license revenue ratably, except for sales of perpetual licenses on a stand-alone basis, which are recognized at a point-in-time.

**

CC or Constant Currency is a non-GAAP financial measure, as noted in “Non-GAAP Financial Measures” below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

CAPITAL STRUCTURE

•	Cash and cash equivalents at June 30, 2018 were $3.328 billion.

•	With $2.780 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash position was $409 million.

•	Approximately 48% of the Company’s cash and cash equivalents were held by foreign subsidiaries outside the United States at June 30, 2018.

•	In the first quarter of fiscal 2019, the Company repurchased 2.3 million shares of its common stock for $80 million.

•

As of June 30, 2018, the Company was authorized to purchase $407 million of its common stock under its current stock repurchase program. Pursuant to the terms of the merger agreement with Broadcom, Inc, the Company may not continue to repurchase shares without Broadcom Inc.’s consent.

•	The Company distributed $107 million in dividends to stockholders during the first quarter of fiscal 2019.

•	The Company’s outstanding share count at June 30, 2018 was approximately 413 million.

(1)     Gartner, Inc., “Magic Quadrant for Project Portfolio Management, Worldwide,” Daniel B. Stang, Matt Light, May 29, 2018.

(2)     Gartner, Magic Quadrant for Full Life Cycle API Management, by Paolo Malinverno and Mark O’Neill. April 30, 2018

(3)     In the 2009 & 2011 versions of the report, CA Technologies is listed as Layer 7 since it acquired Layer 7 in April 2013. This report was previously titled “Magic Quadrant for Application Services Governance,” “Magic Quadrant for SOA Governance Technologies,” and “Magic Quadrant for Integrated SOA Governance Technology Sets.”

(4)     Gartner, Magic Quadrant for Enterprise Agile Planning Tools, by Keith James Mann, Thomas E. Murphy, Nathan Wilson, and Mike West. April 23, 2018

(5)     The Gartner Report(s) described herein, (the “Gartner Report(s)”) represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Quarterly Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate—across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company’s website include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, net income, and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to restructuring and rebalancing initiatives that are large enough to require approval from the Company’s Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year’s remaining reporting periods. The non-GAAP effective tax rate is typically equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. However, to minimize certain distortions that otherwise would have resulted from applying this methodology to the significant non-recurring impact on the Company’s tax expense from enactment of the US Tax Reform in the third quarter of fiscal 2018, such impact was recorded as a discrete item in second half of fiscal 2018 and the first quarter of fiscal 2019 only for purposes of the GAAP effective tax rate, but excluded from the non-GAAP effective tax rate, which also yields different full-year effective tax rates for the Company’s GAAP and non-GAAP results in fiscal 2018 and fiscal 2019. Non-GAAP diluted earnings per share also excludes the impact of the US Tax Reform. Non-GAAP adjusted cash flow from operations excludes payments associated with the Board-approved rebalancing initiative, restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company’s underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company’s prior fiscal year (i.e., March 31, 2018). Constant currency excludes the impacts from the Company’s hedging program. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this release (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “targets” and similar expressions relating to the future) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the effect of the announcement or pendency of the proposed acquisition by Broadcom Inc. of the Company (the “Merger”) on the Company’s business relationships, operating results and business; the failure to complete the proposed Merger in a timely manner or at all and the effects of such failure on the Company’s business, financial condition, operating results and stock price; the limitations on the Company’s ability to pursue alternative transactions pursuant to the provisions of the merger agreement; the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to execute renewals within the Company’s existing customer base at acceptable renewal rates, enabling the Company’s sales force to expand relationships with the Company’s global customer base and address opportunities with new customers (for example, in geographic regions where the Company has underserved, or with chief information security officers and chief development officers, who have not been traditional customers) at levels sufficient to offset any decline in revenue in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment, effectively managing the strategic shift in the Company’s business model to increase sales through digital sales forces and indirectly through the Company’s partners, as well as provide additional Software as a Service offerings, offer try-and-buy models and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes or develop and introduce new software products and services in a timely and market-accepted manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with global operations; the failure to sell and renew license agreement on a satisfactory basis; the failure to expand partner programs and failure by the Company’s partners to leverage their sales channels to drive revenue growth; the ability to retain and attract qualified professionals; changes in generally accepted accounting principles, which includes adoption of revenue recognition requirements under Accounting Standards Codification Topic 606; the ability to successfully integrate acquired companies and products into the Company’s existing business; hacking or other cybersecurity attacks on the Company’s data center, network and software products, or the IT environments of the Company’s business partners and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; risks associated with sales to government customers; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company’s software products; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement and/or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and partners; potential tax liabilities; changes in market conditions or the Company’s credit ratings; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; the failure to effectively execute on the Company’s announced restructuring plans; successful and secure outsourcing of various functions to third parties; the continued payment of dividends and repurchasing of shares of the Company’s common stock; and other factors described more fully in the Company’s filings with the United States Securities and Exchange Commission, such as Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving CA, Inc. and Broadcom Inc. In connection with the proposed transaction, CA intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CA will mail the definitive proxy statement and a proxy card to each stockholder of CA entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that CA may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF CA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT CA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CA AND THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by CA with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at CA’s website (http://www.ca.com) or by contacting CA’s Investor Relations at traci.tsuchiguchi@ca.com.

Participants in the Solicitation

CA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from CA’s stockholders with respect to the proposed transaction with Broadcom. Information about CA’s directors and executive officers and their ownership of CA’s common stock is set forth in CA’s proxy statement on Schedule 14A filed with the SEC on June 29, 2018, and CA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on May 9, 2018. Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Copyright © 2018 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.